UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

EVETSCO, INC.

(Exact name of registrant as specified in its charter)

Delaware	84-1466135
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

899 South Artistic Circle
Springville, Utah	84663
(Address of principal executive officer)	(Zip Code)

Registrant’s telephone number, including area code: 801.358.5094

Securities to be registered pursuant to Section 12(b) of the Act:

None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $.001 par value

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12B-2 of the Exchange Act. (Check one):

Large accelerated filer  ☐

Accelerated filer  ☐

Non-accelerated filer  ☐

Smaller reporting company  ☒

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays

SEC 1396 (05-06)

a currently valid OMB control number

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.

Business.

The Company was organized as Oahu Enterprises, Inc., on November 27, 1996 under the laws of the State of Colorado.  The Company changed its domicile from Colorado to Delaware during April 2008 by merging with and into Evetsco, Inc., a Delaware corporation organized in January 2008 for that purpose.

The Company was reactivated on October 10, 2006 through a major sale of 10,000,000 shares of the Company’s common stock for a $11,000 stock subscription receivable; which amount and accrued interest has been collected at the time of filing of this Form 10 report.  Prior to the Company’s reactivation the Company had been dormant.

The Company has remained non-operational from reactivation and management has initiated preparations to become a public shell and seek new business opportunities.  The Company plans to acquire, or merge with, a targeted operating business that is seeking public company status.

We have now focused our efforts on seeking a business opportunity.  The Company will attempt to locate and negotiate with a business entity for the merger of that target company into the Company. In certain instances, a target company may wish to become a subsidiary of the Company or may wish to contribute assets to the Company rather than merge. No assurances can be given that the Company will be successful in locating or negotiating with any target company. The Company will provide a method for a foreign or domestic private company to become a reporting (“public”) company whose securities are qualified for trading in the United States secondary market.

PERCEIVED BENEFITS

There are certain perceived benefits to being a reporting company with a class of publicly-traded securities. These are commonly thought to include the following:

* the ability to use registered securities to make acquisitions of assets or businesses;

* increased visibility in the financial community;

* the facilitation of borrowing from financial institutions;

* improved trading efficiency;

* stockholder liquidity;

* greater ease in subsequently raising capital;

* compensation of key employees through stock options;

* enhanced corporate image;

* a presence in the United States capital market

POTENTIAL TARGET COMPANIES

A business entity, if any, which may be interested in a business combination with the Company may include the following:

* a company for which a primary purpose of becoming public is the use of its securities for the acquisition of assets or businesses;

* a company which is unable to find an underwriter of its securities or is unable to find an underwriter of securities on terms acceptable to it;

* a company which wishes to become public with less dilution of its common stock than would occur upon an underwriting;

* a company which believes that it will be able to obtain investment capital on more favorable terms after it has become public;

* a foreign company which may desire an initial entry into the United States securities market;

* a special situation company, such as a company seeking a public market to satisfy redemption requirements under a qualified Employee Stock Option Plan;

* a company seeking one or more of the other perceived benefits of becoming a public company.

A business combination with a target company will normally involve the transfer to the target company of the majority of the issued and outstanding common stock of the Company, and the substitution by the target company of its own management and board of directors. No assurances can be given that the Company will be able to enter into a business combination, as to the terms of a business combination, or as to the nature of the target company. The Company is voluntarily filing this Form 10 Registration Statement with the Securities and Exchange Commission and is under no obligation to do so under the Securities Exchange Act of 1934.

Item 1A.

Risk Factors.

The Company's business is subject to numerous risk factors, including the following.

The Company has had very limited operating history and no revenues or earnings from operations. The Company has no significant assets or financial resources. The Company will, in all likelihood, sustain operating expenses without corresponding revenues, at least until the consummation of a business combination. This may result in the Company incurring a net operating loss which will increase continuously until the Company can consummate a business combination with a target company. There is no assurance that the Company can identify such a target company and consummate such a business combination. Furthermore, there is no assurance that the consummation of a business combination will result in future net operating profits.

Our proposed business plan is speculative in nature.  The success of the Company's proposed plan of operation will depend to a great extent on the operations, financial condition and management of the identified target company. While management will prefer business combinations with entities having established operating histories, there can be no assurance that the Company will be successful in locating candidates meeting such criteria. In the event the Company completes a business combination, of which there can be no assurance, the success of the Company's operations will be dependent upon management of the target company and numerous other factors beyond the Company's control.

The Company is and will continue to be an insignificant participant in the business of seeking mergers with and acquisitions of business entities. A large number of established and well-financed entities, including venture capital firms, are active in mergers and acquisitions of companies which may be merger or acquisition target candidates for the Company. Nearly all such entities have significantly greater financial resources, technical expertise and managerial capabilities than the Company and, consequently, the Company will be at a competitive disadvantage in identifying possible business opportunities and successfully completing a business combination. Moreover, the Company will also compete with numerous other small public companies in seeking merger or acquisition candidates.

The Company has no current arrangement, agreement or understanding with respect to engaging in a merger with or acquisition of a specific business entity. There can be no assurance that the Company will be successful in identifying and evaluating suitable business opportunities or in concluding a business combination. Management has not identified any particular industry or specific business within an industry for evaluation by the Company. There is no assurance that the Company will be able to negotiate a business combination on terms favorable to the Company. The Company has not established a specific length of operating history or a specified level of earnings, assets, net worth or other criteria which it will require a target company to have achieved, or without which the Company would not consider a business combination with such business entity. Accordingly, the Company may enter into a business combination with a business entity having no significant operating history, losses, limited or no potential for immediate earnings, limited assets, negative net worth or other negative characteristics.

Our management has limited time to devote to our business. While seeking a business combination, management anticipates devoting only a limited amount of time per month to the business of the Company. The Company's sole officer has not entered into a written employment agreement with the Company, and he is not expected to do so in the foreseeable future. The Company has not obtained key man life insurance on its officer and director. Notwithstanding the combined limited experience and time commitment of management, loss of the services of this individual would likely adversely affect development of the Company's business and its likelihood of continuing operations.

The Company's officer and director participates in other business ventures which may compete directly with the Company. Additional conflicts of interest and non-arms length transactions may also arise in the future.

Mr. Joseph Nemelka, the sole officer and director of the Company, will be responsible for seeking, evaluating, negotiating and consummating a business combination with a target company which may result in terms providing benefits to Mr. Nemelka.  Demands may be placed on the time of Mr. Nemelka which will detract from the amount of time he is able to devote to the Company. Mr. Nemelka intends to devote as much time to the activities of the Company as required. However, should such a conflict arise, there is no assurance that Mr. Nemelka would not attend to other matters prior to those of the Company. Mr. Nemelka projects that initially up to ten hours per month of his time may be spent locating a target company; which amount of time would increase when the analysis of, and negotiations and consummation with, a target company are conducted.  Mr. Nemelka beneficially owns 10,000,000 shares of common stock of the Company which represents 87% of the total issued and outstanding shares of the Company and is the president, director and controlling stockholder of the Company.  At the time of a business combination, management expects that some or all of the shares of Common Stock owned by Mr. Nemelka will be purchased by the target company or retired by the Company. The amount of Common Stock sold, or continued to be owned, by Mr. Nemelka cannot be determined at this time. The terms of a business combination may include such terms as Mr. Nemelka remaining a director or an officer of the Company.  The terms of a business combination may provide for a payment of cash, or otherwise, to Mr. Nemelka for the purchase of all or part of the common stock of the Company owned by Mr. Nemelka by a target company, or for services rendered incident to or following a business combination. Mr. Nemelka would directly benefit from such employment or payment. Such benefits may influence Mr. Nemelka’s choice of a target company. The Company may agree to pay finder's fees, as appropriate and allowed, to unaffiliated persons who may bring a target company to the Company where that reference results in a business combination. No finder's fee of any kind will be paid by the Company to management or promoters of the Company or to their associates or affiliates. The Company does not anticipate making any future loans to management or promoters of the Company or to any of their associates or affiliates.

Mr. Nemelka is engaged in business ventures that compete directly with the Company. Since June 2006, Mr. Nemelka has been the sole officer and director of IPO Alternative, Inc., Springville, Utah, a shell company that filed a Form 10-SB with the Securities and Exchange Commission on January 16, 2007.  Since June 2006, Mr. Nemelka has been the sole officer and director of R New Ventures, Inc., Springville, Utah, a shell company that filed a Form 10-SB with the Securities and Exchange Commission on May 10, 2007. Since October 2006 Mr. Nemelka has been the sole officer and director of Perpetual Technologies, Inc., Springville, Utah, a shell company that filed a Form 10-SB with the Securities and Exchange Commission on January 10, 2008.  Inasmuch as Mr. Nemelka’s position with each of these entities is the same as that of our Company and inasmuch as each of these business entity’s business plan is the same as ours, Mr. Nemelka has the sole discretion to direct a business opportunity to either our Company or one of the aforementioned entities. Consequently, Mr. Nemelka has a significant conflict of interest in choosing which corporate entity will benefit, if a benefit is derived, from an acquisition of or combination with a target company.

Management has adopted certain policies involving possible conflicts of interest, including prohibiting any of the following transactions involving management, promoters, stockholders or their affiliates: (i) Any lending by the Company to such persons; or (ii) The payment of any finder's fees to such persons. These policies have been adopted by the board of directors of the Company and any changes in these provisions require their approval. Management does not intend to propose any such action and does not anticipate that any such action will occur. There are no binding guidelines or procedures for resolving potential conflicts of interest. Failure by management to resolve conflicts of interest in favor of the Company could result in liability to management of the Company. However, any attempt by stockholders to enforce a liability to management of the Company would most likely be prohibitively expensive and time consuming.

Reporting requirements may delay or preclude an acquisition.  Section 13 of the Securities Exchange Act of 1934 (the "Exchange Act") requires companies subject thereto to provide certain information about significant acquisitions including  financial statements of such company that are audited by a certified public accounting firm registered with the Public Company Accounting Oversight Board. These financial statements would  cover a period of one or two years, depending on the relative size of the acquisition. The time and additional costs that may be incurred by some target companies to prepare such financial statements may significantly delay or essentially preclude consummation of an otherwise desirable acquisition by the Company. Acquisition prospects that do not have or are unable to obtain the required audited financial statements may not be appropriate for acquisition so long as the reporting requirements of the Exchange Act are applicable.

The Company has neither conducted market research indicating that demand exists for the transactions contemplated by the Company. Even in the event demand exists for a merger or acquisition of the type contemplated by the Company, there is no assurance the Company will be successful in completing any such business combination.

The Company's proposed operations, even if successful, will in all likelihood result in the Company engaging in a business combination with only one business entity. Consequently, the Company's activities will be limited to those activities engaged in by the business entity which the Company merges with or acquires. The Company's inability to diversify its activities into a number of areas may subject the Company to economic fluctuations within a particular business or industry and therefore increase the risks associated with the Company's operations.

Potential for being classified an Investment Company.  Although the Company will be subject to regulation under the Exchange Act, management believes the Company will not be subject to regulation under the Investment Company Act of 1940, insofar as the Company will not be engaged in the business of investing or trading in securities. In the event the Company engages in business combinations which result in the Company holding passive investment interests in a number of entities, the Company could be subject to regulation under the Investment Company Act of 1940. In such event, the Company would be required to register as an investment company and could be expected to incur significant registration and compliance costs. The Company has obtained no formal determination from the Securities and Exchange Commission as to the status of the Company under the Investment Company Act of 1940 and, consequently, any violation of such Act could subject the Company to material adverse consequences.

A business combination involving the issuance of the Company's common stock will, in all likelihood, result in stockholders of a target company obtaining a controlling interest in the Company. Any such business combination may require that shares of the Company’s common stock held by its current officer to be sold  or otherwise transferred to other individuals or entities, by him.  The resulting change in control of the Company will likely result in removal of the present officer and director of the Company and a corresponding reduction in or elimination of his participation in the future affairs of the Company.  Currently, the Company has no pending acquisitions, business combinations or mergers that it is considering.

The Company's primary plan of operation is based upon a business combination with a business entity which, in all likelihood, will result in the Company issuing securities to stockholders of such business entity. The issuance of previously authorized and unissued common stock of the Company would result in reduction in percentage of shares owned by the present stockholders of the Company and would most likely result in a change in control or management of the Company.

Federal and state tax consequences will, in all likelihood, be major considerations in any business combination that the Company may undertake. Currently, such transactions may be structured so as to result in tax-free treatment to both the Company and any target company that it acquires, pursuant to various federal and state tax provisions. The Company intends to structure any business combination so as to minimize the federal and state tax consequences to both the Company and the target company; however, there can be no assurance that such business combination will meet the statutory requirements of a tax-free reorganization or that the parties will obtain the intended tax-free treatment upon a transfer of stock or assets. A non-qualifying reorganization could result in the imposition of both federal and state taxes which may have an adverse effect on both parties to the transaction.

Management of the Company will request that any potential business opportunity provide audited financial statements. One or more attractive business opportunities may choose to forego the possibility of a business combination with the Company rather than incur the expenses associated with preparing audited financial statements. In such case, the Company may choose to obtain certain assurances as to the target company's assets, liabilities, revenues and expenses prior to consummating a business combination, with further assurances that an audited financial statement would be provided after closing of such a transaction.  Closing documents relative thereto may include representations that the audited financial statements will not materially differ from the representations included in such closing documents.

Our stock will become subject to the Penny Stock rules, which impose significant restrictions on the Broker-Dealers and may affect the resale of our stock.   Our stock will become subject to Penny Stock trading rules, and investors will experience resale restrictions and a lack of liquidity. A penny stock is generally a stock that:

- is not listed on a national securities exchange or Nasdaq;

- is listed in "pink sheets" or on the NASD OTC Bulletin Board;

- has a price per share of less than $5.00; and

- is issued by a company with net tangible assets less than $5 million.

The penny stock trading rules impose additional duties and responsibilities upon broker-dealers and salespersons effecting purchase and sale transactions in common stock and other equity securities, including:

- determination of the purchaser's investment suitability;

- delivery of certain information and disclosures to the purchaser; and

- receipt of a specific purchase agreement from the purchaser prior to effecting the purchase transaction.

Due to the Penny Stock rules, many broker-dealers will not effect transactions in penny stocks except on an unsolicited basis.  When our common stock becomes subject to the penny stock trading rules,

- such rules may materially limit or restrict the ability to resell our common stock, and

- the liquidity typically associated with other publicly traded equity securities may not exist.

It is possible that a liquid market for our stock will never develop and you will not be able to sell your stock.  There is no assurance a market will be made in our stock.  If no market exists, you will not be able to sell your shares publicly, making your investment of little or no value.

Item 2.

Financial Information.

Not required by smaller reporting company.

Item 3.

Properties.

The Company has no properties and at this time has no agreements to acquire any properties. The Company currently uses the offices of its president, Mr. Joseph Nemelka, at no cost to the Company. Mr. Nemelka has agreed to continue this arrangement until the Company completes an acquisition or merger.

Item 4.

Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth as of June 2, 2008, the name and the number of shares of the Company’s common stock, par value, $0.001 per share, held of record or beneficially by each person who held of record, or was known by the Company  to own beneficially, more than 5% of the 11,500,000 issued and outstanding shares of the Company’s common stock, and the name and shareholdings of each director and of all officers and directors as a group.

Title of	Name and Address of	Amount and Nature of	Percentage
Class	Beneficial Owner	Beneficial Ownership	of Class

Common	Joseph Nemelka (1)	10,000,000	87%
	899 South Artistic Circle
	Springville, Utah 84663

Total Officers and Directors		10,000,000	87%
As a Group (1 Person)

(1)  Mr. Nemelka is the sole officer and director of the Company.

There are no contracts or other arrangements that could result in a change of control of the Company.

Item 5.

Directors and Executive Officers.

The following table sets forth as of June 2, 2008, the name, age, and position of each executive officer and director and the term of office of each director of the Corporation.

Name

Age

Position

Director or Officer Since

Joseph Nemelka

39

Sole Officer and Director

October 2006

All officers hold their positions at the will of the board of directors. All directors hold their positions for one year or until successors are elected and qualified.

Set forth below is certain biographical information regarding the Company’s executive officer and director:

Joseph Nemelka has served as President, CEO, Secretary/Treasurer and Sole Director of the Company since October 2006.  Since June 2006, Mr. Nemelka has been the sole officer and director of IPO Alternative, Inc., Springville, Utah, a shell company that filed a Form 10-SB with the Securities and Exchange Commission on January 16, 2007.  Since June 2006, Mr. Nemelka has been the sole officer and director of R New Ventures, Inc., Springville, Utah, a shell company that filed a Form 10-SB with the Securities and Exchange Commission on May 10, 2007. Since October 2006, Mr. Nemelka has been the sole officer and director of Perpetual Technologies, Inc., Springville, Utah, a shell company that filed a Form 10-SB with the Securities and Exchange Commission on January 10, 2008.  During December 2003, Mr. Nemelka founded Medical Imaging Solutions, Inc., dba Professional Radiology Solutions (“PRS”) and currently serves as a director and the President and CEO of PRS.  PRS offers solutions that help small and medium-sized hospitals, specialty clinics and imaging centers improve the standard of patient care through the acquisition of medical equipment, nighthawk and overread services, and workflow consulting. Mr. Nemelka received a B.A. in political science from Brigham Young University in 1993 and a J.D. degree from the University of Kansas School of Law in 1996.

To the knowledge of management, during the past five years, no present or former directors, executive officer or person nominated to become a director or an executive officer of the Company:

(1) filed a petition under the federal bankruptcy laws or any state insolvency law, nor had a receiver, fiscal agent or similar officer appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

(2) was convicted in a criminal proceeding or named subject of a pending criminal proceeding (excluding traffic violations or other minor offenses);

(3) was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting, the following activities:

(i) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, associated person of any of the foregoing, or as an investment advisor, underwriter, broker or dealer in securities, or as an affiliate person, director or employee of any investment company, or engaging in or continuing any conduct or practice in connection with such activity;

(ii) engaging in any type of business practice; or

(iii) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

(4) was the subject of any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any federal or state authority barring, suspending, or otherwise limiting for more than 60 days the right of such person to engage in any activity described above under this Item, or to be associated with persons engaged in any such activity.

(5) was found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission to have violated any federal or state securities law, and the judgment in such civil action or finding by the Securities and Exchange Commission has not been subsequently reversed, suspended, or vacated

(6) was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal Commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated.

Mr. Nemelka has been involved in the following public reporting companies.

Company	Positions	Dates

IPO Alternative, Inc.	Sole Officer and Director	2006 to present
R New Ventures, Inc.	Sole Officer and Director	2006 to present
Perpetual Technologies, Inc.	Sole Officer and Director	2006 to present

Item 6.

Executive Compensation.

Our sole officer and director does not receive any compensation for services rendered, has not received any compensation in the past, and is not accruing any compensation pursuant to any agreement with our Company. Any expenses incurred on our behalf by Mr. Nemelka are recorded as an expense on our books and records and reimbursed to him. However, in the event that our cash becomes depleted, we will rely on Mr. Nemelka to advance such amounts to us as are necessary to pay our expenses. Our officer and director will not receive any finder’s fee as a result of his efforts to implement the business plan outlined herein. However, he anticipates receiving benefits as a result of his common stock ownership in our Company.

We currently do not have any retirement, pension, profit sharing, stock option or insurance programs or other similar programs for the benefit of our employees.

Compensation of Directors

The Company has not paid any compensation to its director.

Employment Contracts and Termination of Employment and Change in Control Arrangement

There are no employment contracts between the Company and any of its officer or directors.

There are no plans, which would in any way result in any change in control of the Company, or a change in the person’s responsibilities following a change in control of the Company.

The officer and director of the Company will not receive any finder's fee from the Company as a result of his efforts to implement the Company's business plan outlined herein. However, the officer and director of the Company anticipates receiving benefits as a beneficial stockholder of the Company.

No retirement, pension, profit sharing, or insurance programs or other similar programs have been adopted by the Company for the benefit of its officers, directors, or employees.

Item 7.

Certain Relationships and Related Transactions.

Our policy is that a contract or transaction between the Company and another entity in which our director has a financial interest is not necessarily void or voidable if the relationship or interest is disclosed or known to the board of directors and if it is fair and reasonable to our Company.

In October 2006 the Company issued 10,000,000 shares of its common stock for a $11,000 stock subscription receivable to the Company’s sole officer and director. These 10,000,000 shares currently represent approximately 87% of the Company’s outstanding shares.

The Company uses the President’s home as an office at no charge to the Company.

Item 8.

Legal Proceedings.

There is no litigation pending or threatened by or against the Company.

Item 9.

Market Price of and Dividends on the Registrant’s Common Equity and Related Shareholder Matters.

MARKET PRICE

There is no trading market for the Company's common stock at present and there has been no trading market since inception. There is no assurance that a trading market will ever develop or, if such a market does develop, that it will continue. The Securities and Exchange Commission (“SEC”) has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for purposes relevant to the Company, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (i) that a broker or dealer approve a person's account for transactions in penny stocks and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must (i) obtain financial information and investment experience and objectives of the person; and (ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, (i) sets forth the basis on which the broker or dealer made the suitability determination and (ii) that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading, and about commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. In order to qualify for listing on the Nasdaq SmallCap Market, a company must have at least (i) net tangible assets of $4,000,000 or market capitalization of $50,000,000 or net income for two of the last three years of $750,000; (ii) public float of 1,000,000 shares with a market value of $5,000,000; (iii) a bid price of $4.00; (iv) three market makers; (v) 300 stockholders and (vi) an operating history of one year or, if less than one year, $50,000,000 in market capitalization. For continued listing on the Nasdaq Small Cap Market, a company must have at least (i) net tangible assets of $2,000,000 or market capitalization of $35,000,000 or net income for two of the last three years of $500,000; (ii) a public float of 500,000 shares with a market value of $1,000,000; (iii) a bid price of $1.00; (iv) two market makers; and (v) 300 stockholders.

If, after a merger or acquisition, the Company does not meet the qualifications for listing on the Nasdaq SmallCap Market, the Company's securities may be traded in the over-the-counter (“OTC”) market. The OTC market differs from national and regional stock exchanges in that it (1) is not sited in a single location but operates through communication of bids, offers and confirmations between broker-dealers and (2) securities admitted to quotation are offered by one or more broker-dealers rather than the “specialist” common to stock exchanges. The Company may apply for listing on the NASD OTC Bulletin Board or may offer its securities in what are commonly referred to as the “pink sheets” of the National Quotation Bureau, Inc. To qualify for listing on the NASD OTC Bulletin Board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or offer  quotations and to sponsor the Company for listing on the Bulletin Board. If the Company is unable initially to satisfy the requirements for quotation on the Nasdaq SmallCap Market or becomes unable to satisfy the requirements for continued quotation thereon, and trading, if any, is conducted in the OTC market, a stockholder may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Company's securities.

HOLDERS

There are approximately 201 holders of the Company's common stock. The issued and outstanding shares of the Company's common stock were issued in accordance with the exemptions from registration afforded by Sections 3(b) and 4(2) of the Securities Act of 1933 and Rule 506 promulgated thereunder.

DIVIDENDS

The Company has not paid any dividends to date, and has no plans to do so in the immediate future.

Item 10.

Recent Sales of Unregistered Securities.

During the past three years, the Company has sold securities that were not registered as follows:

In October 2006 the Company issued 10,000,000 shares of common stock to its sole officer and director for $1,000 cash and a stock subscription note receivable in the amount of $10,000, for a total of $11,000.  The principal amount of such note receivable was collected in April 2008, and interest in the amount of $1,265 was collected in May 2008.

In April 2008, the holders of two convertible notes elected to convert such notes and all accrued interest into a total of 500,000 shares of common stock. Subsequent to this note conversion, the Company no longer has any liability with respect to convertible notes and accrued interest and the issued and outstanding shares of common stock have increased from 11,000,000 shares to 11,500,000 shares.

The Company relied on exemptions from registration pursuant to Section 4(2) and Rule 506 of Regulation D for the issuance of the shares.  No broker was involved and no commissions were paid on the transactions.

Item 11.

Description of Registrant’s Securities to be Registered.

COMMON STOCK

We are authorized to issue up to 200,000,000 shares of common stock, $0.001 par value.   As of the date of this registration statement, there are 11,500,000 shares of common stock issued and outstanding.  We have approximately 201 stockholders.

The holders of common stock are entitled to one vote per share on each matter submitted to a vote of stockholders.  In the event of liquidation, holders of common stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities, if any.  Holders of common stock have no cumulative voting rights and the holders of a majority of the outstanding shares have the ability to elect all of the directors.  Holders of common stock have no preemptive or other rights to subscribe for shares.  Holders of common stock are entitled to such dividends as may be declared by the board of directors out of funds legally available for dividends.  The outstanding common stock is, validly issued, fully paid and non-assessable.

PREFERRED STOCK

We are authorized to issue up to 10,000,000 shares of preferred stock, $0.001 par value.  As of the date of this registration statement, there are no preferred shares issued and outstanding.

DIVIDENDS

Dividends, if any, will be contingent upon the Company's revenues and earnings, if any, capital requirements and financial conditions. The payment of dividends, if any, will be within the discretion of the Company's board of directors. The Company presently intends to retain all earnings, if any, for use in its business operations and accordingly, the board of directors does not anticipate declaring any dividends prior to a business combination.

TRADING OF SECURITIES IN SECONDARY MARKET

The National Securities Market Improvement Act of 1996 limited the authority of states to impose restrictions upon sales of securities made pursuant to Sections 4(1) and 4(3) of the Securities Act of 1933, as amended (the “Securities Act”) of companies which file reports under Sections 13 or 15(d) of the Securities Exchange Act. The Company will file such reports. As a result, sales of the Company's common stock in the secondary trading market by the holders thereof may be made pursuant to Section 4(1) of the Securities Act (sales other than by an issuer, underwriter or broker). If, after a merger or acquisition, the Company does not meet the qualifications for listing on the Nasdaq SmallCap Market, the Company's securities may be traded in the over-the-counter (“OTC”) market. The OTC market differs from national and regional stock exchanges in that it (1) is not sited in a single location but operates through communication of bids, offers and confirmations between broker-dealers and (2) securities admitted to quotation are offered by one or more broker-dealers rather than the “specialist” common to stock exchanges. The Company may apply for listing on the NASD OTC Bulletin Board or may offer its securities in what are commonly referred to as the “pink sheets” of the National Quotation Bureau, Inc. To qualify for listing on the NASD OTC Bulletin Board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor the company for listing on the Bulletin Board.

TRANSFER AGENT

Interwest Transfer Co., Inc., 1981 East 4800 South, Suite 100, Salt Lake City, UT 84117, is the Company’s transfer agent.

Item 12.

Indemnification of Directors and Officers.

Our Certificate of Incorporation and Bylaws provide for the indemnification of our directors and officers (and employees and agents when authorized by the board of directors) to the fullest extent permitted by the Delaware General Corporation Law (“DGCL”).  Section 145 of the DGCL permits a corporation to indemnify any of its directors, officers, employees or agents against expenses actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, provided that it is determined that such person acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 145 of the DGCL requires that the determination that indemnification is proper in a specific case must be made by (a) the stockholders, (b) the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, or (c) independent legal counsel in a written opinion (i) if a majority vote of a quorum consisting of disinterested directors is not possible or (ii) if such an opinion is requested by a quorum consisting of disinterested directors.

No director shall be liable to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to: (i) any breach of the director’s duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) liability which may be specifically defined by law; or (iv) any transaction from which the director derived an improper personal benefit.

Any amendment to or repeal of our Certificate of Incorporation or Bylaws shall not adversely affect any right or protection of any of our directors or officers for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, IT IS THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION THAT SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE.

Item 13.

Financial Statements and Supplementary Data.

See Financial Statements beginning on Page F-1.

Item 14.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

Item 15.

Financial Statements and Exhibits.

(a)

Audited financial statements for the year ended December 31, 2007 and unaudited financial statements for the three months ended March 31, 2008

(b)

Exhibits

Exhibit
Number	Title of Document	Location

3(i)	Certificate of Incorporation	Attached

3(ii)	Bylaws	Attached

3(iii)	Certificate of Merger	Attached

3(iv)	Agreement and Plan of Merger	Attached

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Evetsco, Inc.

(Registrant)

Date: June 5, 2008	By: /s/ Joseph Nemelka
(Signature)

Joseph Nemelka
President, Chief Executive and Financial Officer,
Director

Item 15.

Financial Statements and Exhibits.

(a)

Index of audited financial statements for the year ended December 31, 2007 and unaudited financial statements for the three months ended March 31, 2008

Child, Van Wagoner & Bradshaw, PLLC

CERTIFIED PUBLIC ACCOUNTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and Stockholders of

Evetsco, Inc. (A Development Stage Company)

Mapleton, Utah

We have audited the accompanying balance sheets of Evetsco, Inc. (a development stage company) (the Company) as of December 31,  2007 and 2006, and the related statements of operations, stockholders’ deficit and cash flows for the year ended December 31, 2007 and for the period October 10, 2006 (inception) to December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Evetsco, Inc. (a development stage company) as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the year ended December 31, 2007 and for the period October 10, 2006 (inception) to December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company has incurred losses since inception, and has not generated revenues from its planned principal operations.  This raises substantial doubt about the Company’s ability to meet its obligations and to continue as a going concern. Management’s plans in regard to this matter are also described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Child, Van Wagoner & Bradshaw, PLLC

Child, Van Wagoner & Bradshaw, PLLC

Salt Lake City, Utah

May 30, 2008

Evetsco, Inc.
(formerly, Oahu Enterprises, Inc.)
(a development stage company)
Balance Sheets

	March 31,	December 31,
	2008	2007	2006
	(unaudited)
Assets:
Current Assets:
Cash in bank	$1,775	$2,595	$400
Prepaid expenses	2,325	2,325	-
Total Current Assets	$4,100	$4,920	$400

Liabilities and Stockholders' Deficit:
Current Liabilities:
Accounts payable	$1,500	$1,500	$1,500
Convertible notes and accrued interest	5,457	5,357	-
Total Current Liabilities	6,957	6,857	1,500

Stockholders' Deficit:
Preferred stock, 10,000,000 shares $0.001 par value
authorized, no shares issued and outstanding at March
31, 2008 (unaudited), and at December 31, 2007
and 2006, respectively	-	-	-
Common stock, 200,000,000 shares $0.001 par value
authorized, 11,000,000 shares issued and outstanding at
March 31, 2008 (unaudited), and at December 31,
2007 and 2006, respectively	11,000	11,000	11,000
Paid in capital	341	341	331
Stock subscription receivable	(11,183)	(10,983)	(10,183)
Retained deficit	(331)	(331)	(331)
Deficit accumulated during the development stage	(2,684)	(1,964)	(1,917)
Total Stockholders' Deficit	(2,857)	(1,937)	(1,100)
Total Liabilities and Stockholders' Deficit	$4,100	$4,920	$400

The accompanying notes are an integral part of these financial statements.

Evetsco, Inc.
(formerly, Oahu Enterprises, Inc.)
(a development stage company)
Statements of Operations
				From the Date of	From the Date of
				Commencement	Commencement
				of Development	of Development
				Stage Activities	Stage Activities
	For the Three Months Ended		For the	(October 10, 2006)	(October 10, 2006)
	March 31,		Year Ended	through	through
	2008	2007	December 31, 2007	December 31, 2006	March 31, 2008
	(unaudited)	(unaudited)			(unaudited)

Revenue	$-	$-	$-	$-	$-

General and
administrative
expenses	820	204	490	2,100	3,410
Operating Loss	(820)	(204)	(490)	(2,100)	(3,410)

Other Income
(Expense):
Interest income	200	200	800	183	1,183
Interest expense	(100)	(57)	(357)	-	(457)
Total Other Income
and (Expense)	100	143	443	183	726

Net Loss	$(720)	$(61)	$(47)	$(1,917)	$(2,684)

Net loss per share
of common stock	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Net loss per fully
diluted share of
common stock	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Weighted average
number of common
shares outstanding	11,000,000	11,000,000	11,000,000	11,000,000

Weighted average
number of fully
diluted common
shares outstanding	11,500,000	11,333,333	11,458,333	11,000,000

The accompanying notes are an integral part of these financial statements.

Evetsco, Inc.
(formerly, Oahu Enterprises, Inc.)
(a development stage company)
Statements of Stockholders' Equity
From the Date of Commencement of Development Stage Activities (October 10, 2006)
through December 31, 2007
and for the Three Months Ended March 31, 2008 (unaudited)
						Deficit
						Accumulated
				Stock		During the
	Common Stock		Paid in	Subscription	Retained	Development
	Shares	Amount	Capital	Receivable	Deficit	Stage
Balance at
commencement
of development
stage activities,
October 10, 2006	11,000,000	$11,000	$331	$(11,000)	$(331)	$-
Cash received	-	-	-	1,000	-	-
Interest on stock
subscription	-	-	-	(183)	-	-
Net loss for period	-	-	-	-	-	(1,917)

Balance,
December 31, 2006	11,000,000	11,000	331	(10,183)	(331)	(1,917)
Cash received	-	-	10	-	-	-
Interest on stock
subscription	-	-	-	(800)	-	-
Net loss for year	-	-	-	-	-	(47)

Balance,
December 31, 2007	11,000,000	11,000	341	(10,983)	(331)	(1,964)
Interest on stock
subscription
(unaudited)	-	-	-	(200)	-	-
Net loss for period
(unaudited)	-	-	-	-	-	(720)

Balance,
March 31, 2008
(unaudited)	11,000,000	$11,000	$341	$(11,183)	$(331)	$(2,684)

The accompanying notes are an integral part of these financial statements.

Evetsco, Inc.
(formerly, Oahu Enterprises, Inc.)
(a development stage company)
Statements of Cash Flows
				From the Date of	From the Date of
				Commencement	Commencement
				of Development	of Development
			For the	Stage Activities	Stage Activities
	For the Three Months Ended		Year Ended	(October 10, 2006)	(October 10, 2006)
	March 31,		December 31,	through	through
	2008	2007	2007	December 31, 2006	March 31, 2008
	(unaudited)	(unaudited)			(unaudited)
Operating Activities:
Net loss	$(720)	$(61)	$(47)	$(1,917)	$(2,684)
Stock subscription
interest receivable	(200)	(200)	(800)	(183)	(1,183)
Adjustment to
reconcile net
loss to net cash
position:
Prepaid
expenses	-	(2,325)	(2,325)	-	(2,325)
Accounts
payable	-	-	-	1,500	1,500
Interest payable	100	57	357	-	457
Net Cash Used
for Operating
Activities	(820)	(2,529)	(2,815)	(600)	(4,235)

Investing Activities:
Contributed capital	-	10	10	-	10
Stock subscription
received	-	-	-	1,000	1,000
Net Cash Provided
by Investing
Activities	-	10	10	1,000	1,010

Financing Activities:
Proceeds from
convertible note	-	5,000	5,000	-	5,000
Net Cash Provided
by Financing
Activities	-	5,000	5,000	-	5,000

Net Increase
(Decrease) in
Cash	(820)	2,481	2,195	400	1,775
Net Cash at
Beginning
of Period	2,595	400	400	-	-
Net Cash at End
of Period	$1,775	$2,881	$2,595	$400	$1,775

The accompanying notes are an integral part of these financial statements.

Evetsco. Inc.

(formerly, Oahu Enterprises, Inc.)

(a development stage company)

Notes to Financial Statements

December 31, 2007 and 2006

(Information relating to the balances at March 31, 2008

and for the three months then ended, is unaudited)

Note 1: Basis of Presentation and Summary of Significant Accounting Policies

Organization – On January 15, 2008, Evetsco, Inc., (the “Company”) originally incorporated as Oahu Enterprises, Inc. under the laws of the State of Colorado on November 27, 1996. Subsequently and pursuant to an Agreement and Plan of Merger (“Agreement”) dated February 8, 2008, the stockholders approved a change of corporate domicile and the Company became a Delaware corporation. Pursuant to the Agreement, the par value of both the preferred stock and common stock was changed from no par value to $0.001 par value and the number of shares authorized for issuance was increased to 200,000,000 common shares and 10,000,000 preferred shares. The accompanying financial statements have been stated to reflect this change for all periods presented. Dollar amounts used and shares issued to effect this change were cancelled upon completion of the transaction with no effect on the capitalization of the Company.

Basis of Presentation – From November 27, 1996 through October 10, 2006, the Company conducted no capital raising activities nor conducted any business operations. Any capital used for incidental purposes was contributed by a stockholder of the Company. At October 10, 2006, 1,000,000 shares of common stock were issued and outstanding and an additional 10,000,000 shares of common stock were issued at that time for an $11,000 stock subscription note receivable bearing simple interest at 8% per annum. During October 2006, $1,000 of this note was received and during April and May 2008, the balance of $11,265 (unaudited) including accrued interest, was received.

In conjunction with the issuance of 10,000,000 shares of common stock on October 10, 2006, a change of control of the Company occurred, which resulted in the appointment of a new single individual to serve as the sole officer and director and the Company and commenced the Company’s current business objective of becoming a public shell corporation seeking an operating business. Consequently, for accounting purposes, the Company considered October 10, 2006 as the commencement of its current development stage activities in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 7.

Going Concern – The Company’s financial statements have been prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. Since inception, the Company has not generated any revenue and has earned interest only incidental to a stock subscription note receivable. It appears unlikely that the Company’s current financial position is sufficient to fund its planned business activities for an extended period of time. The Company is dependent on its sole officer and director serving without compensation and will rely on him to provide sufficient capital, or obtain such capital from other sources, as may be required in the near future. The Company assumes that these arrangements will continue into the future, but no assurance thereof can be given. A change in these circumstances would have a material adverse effect on the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Cash and Cash Equivalents – The Company considers all highly liquid debt investments purchased with a maturity of three months or less to be cash equivalents.

Use of Estimates – These financial statements are prepared in conformity with accounting principles generally accepted in the United States of America and require that management make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities. The use of estimates and assumptions may also affect the reported amounts of expenses. Actual results could differ from those estimates or assumptions.

Evetsco. Inc.

(formerly, Oahu Enterprises, Inc.)

(a development stage company)

Notes to Financial Statements

December 31, 2007 and 2006

(Information relating to the balances at March 31, 2008

and for the three months then ended, is unaudited)

Note 1: Basis of Presentation and Summary of Significant Accounting Policies (continued)

Net Loss and Fully Diluted Loss per Share of Common Stock – The loss per share of common stock is computed by dividing the net loss during the periods presented by the weighted average number of shares outstanding during those same periods. The fully diluted loss per share of common stock is computed by dividing the net loss during the periods presented by the weighted average number of shares outstanding and the potential number of shares that could be outstanding during those periods as a result of the conversion of $5,000 of convertible notes payable into 500,000 shares of common stock. During April 2008, the holders of the convertible notes exchanged their notes for 500,000 shares of common stock.

Income Taxes – The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes”. SFAS No. 109 requires the Company to provide a net deferred tax asset/liability equal to the expected future tax benefit/expense of temporary reporting differences between book and tax accounting methods and any available operating loss or tax credit carry forward. The Company had available at December 31, 2007, an operating loss carry forward of approximately $2,000, which may be applied against future taxable income and which expires in various years through 2027.

The Company has no deferred taxes arising from temporary differences between income for financial reporting and income for tax purposes. The amount of and the ultimate realization of the benefits from the operating loss carry forward for income tax purposes is dependent, in part, upon the tax laws in effect, the future earnings of the Company, and other future events, the effects of which cannot be determined. Because of the uncertainty surrounding the realization of the loss carry forward, the Company has established a valuation allowance equal to the tax effect of the loss carry forward and, therefore, no deferred tax asset has been recognized for the loss carry forward. The net deferred tax asset is approximately $786 and $767 as of December 31, 2007 and 2006, respectively, and $1,074 at March 31, 2008 (unaudited), with an offsetting valuation allowance of the same amount.

Recently Enacted Accounting Pronouncements – In December 2007, the FASB issued SFAS No. 141 (revised 2007), (Business Combinations). This revision to SFAS No. 141 requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, be measured at their fair values as of the acquisition date, with limited exceptions. This revision also requires that acquisition-related costs be recognized separately from the assets acquired and that expected restructuring costs be recognized as if they were a liability assumed at the acquisition date and recognized separately from the business combination. In addition, this revision requires that if a business combination is achieved in stages, that the identifiable assets and liabilities, as well as the noncontrolling interest in the acquiree, be recognized at the full amounts of their fair values. The Company believes that when and if its development stage activities in seeking an operating business occur, this accounting statement may have relevance.

In December 2007, the FASB issued SFAS No. 160, (Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51). The objective of this statement is to improve the relevance, comparability, and transparency of the financial statements by establishing accounting and reporting standards for the Noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. The Company believes that this statement will not have any impact on its financial statements, unless it becomes an entity requiring consolidation with one or more corporations.

Evetsco. Inc.

(formerly, Oahu Enterprises, Inc.)

(a development stage company)

Notes to Financial Statements

December 31, 2007 and 2006

(Information relating to the balances at March 31, 2008

and for the three months then ended, is unaudited)

Note 1: Basis of Presentation and Summary of Significant Accounting Policies (continued)

Recently Enacted Accounting Pronouncements (continued) – In March 2008, the FASB issued SFAS No. 161, (Disclosures about Derivative Instruments and Hedging Activities an amendment to SFAS No. 133). This statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008 and requires enhanced disclosures with respect to derivative and hedging activities. The Company will comply with the disclosure requirements of this statement if it utilizes derivative instruments or engages in hedging activities upon its effectiveness.

Note 2: Capital Stock

The Company’s current business objective is to become a public shell corporation and seek to acquire an operating business. If successful, such business activity will likely result in the issuance of shares of the Company’s common and/or preferred stock, which the Company’s sole director may authorize for issuance without the approval of the Company’s stockholders. The Company’s shares of preferred stock may be issued in series, with such designations, preferences, stated values, rights, qualifications or limitations as determined solely by the Company’s board of directors.

Note 3: Convertible Notes Payable

On February 7, 2007 the Company entered into two $2,500 unsecured convertible notes payable ($5,000 total) due February 7, 2010, bearing interest at the rate of 8% per annum. The note holders were given the option to convert these notes and accrued interest into a combined total of 500,000 shares of common stock. In April 2008, the note holders elected to convert these notes into 500,000 shares of common stock.

Note 4: Subsequent Events

In April 2008, the holders of two convertible notes elected to convert such notes and all accrued interest into a total of 500,000 shares of common stock. Subsequent to this note conversion, the Company no longer has any liability with respect to convertible notes and accrued interest and the issued and outstanding shares of common stock have increased from 11,000,000 shares to 11,500,000 shares.

At October 10, 2006, the Company issued 10,000,000 shares of common stock for a $11,000 stock subscription note receivable bearing simple interest at 8% per annum. During October 2006, $1,000 of this note was received and during April and May 2008, the balance of $11,265 (unaudited) including accrued interest, was received.